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                                                                  EXHIBIT 23.14

                 CONSENT OF CUSHMAN & WAKEFIELD OF TEXAS, INC.

The undersigned consents to the references to the undersigned in that certain Registration Statement (filed on Form S-4 No. 333-88144) and to the references contained therein to that certain Complete Appraisal of Real Property, Park Plaza Mall, 600 West Markham Street, Little Rock, Pulaski County, Arkansas, in a Self-Contained Report, dated as of May 10, 2001 (the "Report"). Further, the undersigned consents to the inclusion or reference of the Report in any related filings including (1) any Schedule 13E-3 required to be filed in connection with the Registration Statement and (2) the Prospectuses (including any amendment or addenda thereto) of Gotham Golf Corp. and Southwest Shopping Centers Co. II, L.L.C. for use in connection with the offering of Gotham Golf Corp.'s common stock, Series A cumulative convertible redeemable preferred stock and subscription rights to purchase common stock and Southwest Shopping Centers Co. II, L.L.C.'s 11% Senior Notes.

                                          /s/  Ronald W. Pots
                                          --------------------------------------
                                          Cushman & Wakefield of Texas, Inc.
Dated: July 15, 2002